Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 33-70662, 33-87448, 333-57463 and 333-121253 on Form S-8 of our reports dated February 21, 2007 relating to the consolidated financial statements and financial statement schedule of TRC Companies, Inc. and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s adoption of: (1) SFAS No. 123 (Revised 2004), Share-Based Payment, effective July 1, 2005, (2) change in method of accounting for investments in certain limited liability companies effective July 1, 2004 as a result of adopting EITF 03-16, Investments in Limited Liability Companies, and (3) adoption of FIN 46(R), Consolidation of Variable Interest Entities, an interpretation of ARB No. 51, in fiscal 2004) and management’s report on the effectiveness of internal control over financial reporting (which report expresses an unqualified opinion on management’s assessment of the effectiveness of the Company’s internal control over financial reporting and an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of material weaknesses), appearing in this Annual Report on Form 10-K of the Company for the year ended June 30, 2006.

/s/ Deloitte & Touche LLP

Hartford, Connecticut
February 21, 2007